Exhibit 99.1

Contact: Leah Stearns

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

Boston, Massachusetts – August 12, 2010: American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due September 2020 in an aggregate principal amount of $700 million. The notes will have an interest rate of 5.05% per annum and are being issued at a price equal to 99.88% of their face value. The net proceeds of the offering are expected to be approximately $693.8 million, after deducting underwriting discounts and estimated offering expenses.

The Company intends to use the net proceeds from this offering to finance its acquisition of Essar Telecom Infrastructure Private Limited and other recent and potential acquisitions, including the refinancing of a portion of borrowings under the Company’s $1.25 billion senior unsecured revolving credit facility, and for general corporate purposes.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and RBS Securities Inc. are acting as joint book-running managers for the offering of the notes.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by writing to Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 or by calling toll-free at 1-877-858-5407, by calling J.P. Morgan Securities Inc. at 1-212-834-4533, by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by calling RBS Securities Inc. toll-free at 1-866-884-2071.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates over 32,000 communications sites in the United States, Mexico, Brazil, Chile, Peru and India. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the dollar amount to be received in net proceeds, the Company’s ability to complete the offering, and the Company’s expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the Form 10-Q for the quarter ended June 30, 2010 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.